Exhibit 10.6

AMENDMENT TO
DEFERRED COMPENSATION AGREEMENT

The Deferred Compensation Agreement dated December 16, 1992 between PSI Energy Inc., a predecessor to Duke Energy Corporation (the “Company”) and James E. Rogers (the “Agreement”) is amended, effective August 26, 2008, as follows:

1.             A new Section 17 is added to the Agreement as follows:

“Section 17
Compliance with Section 409A

This Section 17 shall apply to any “amounts deferred” under this Agreement in taxable years beginning after December 31, 2004 (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).  By way of example, this Section 17 will apply to the portion of earnings attributable to post-2004 services that exceeds a reasonable rate of interest as defined under Section 409A of the Code.  Any “amounts deferred” in taxable years beginning before January 1, 2005 under the Agreement (within the meaning of Section 409A of the Code) shall be governed by the terms of the Agreement as in effect on October 3, 2004, and it is intended that such amounts be exempt from the application of Section 409A of the Code.  Nothing contained herein is intended to materially enhance a benefit or right existing under the Agreement as of October 3, 2004 or add a new material benefit or right to such Agreement.

a.             The benefits payable under Section 2.b. and Section 3.b. shall commence on the first to occur of (i) January of the year following Rogers’ “separation from service” with Duke Energy Corporation and its affiliates (the “Company”) within the meaning of Section 409A of the Code, or such later date as provided in Section 17(c), or (ii) January, 2010.

b.             Reference to a “fifteen (15)-year certain period” means that the annual benefit shall be paid on the designated payment commencement date and on each anniversary thereof through the end of the 14th anniversary of the payment date.

c.             If Rogers is a “specified employee” on his “separation from service”, as determined under the Company’s policy for identifying specified employees, then to the extent required in order to comply with Section 409A of the Code, any amount payable under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, that is provided as a result of a “separation from service” within the meaning of Section 409A of the Code and that would otherwise be paid or provided during the first six months following such separation from service shall instead be accumulated through and paid, together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the separation from service, within 30 days after the first business day that is more than six months after the date of his separation from service (or, if Rogers dies during such six-month period, within 30 days after his death).

d.             It is intended that this Amendment comply with the requirements of Section 409A of the Code.  This Amendment shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent.  Rogers consents to any revision to this Amendment as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, Rogers a copy of such revision.  Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Amendment is not warranted or guaranteed.  Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Rogers or other taxpayer as a result of the Amendment.”

2.             Except as explicitly set forth herein, the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this amendment to the Agreement as of the day and year first above written.

DUKE ENERGY CORPORATION

/s/Ann Maynard Gray
By:	Ann Maynard Gray
Title:	Lead Director

/s/James E. Rogers
James E. Rogers